SALE AND REPURCHASE AGREEMENT

This SALE AND REPURCHASE AGREEMENT, dated as of May 17, 2007 by and between NORTHSTAR HEALTHCARE INC., a corporation incorporated under the laws of British Columbia ("Northstar") and NORTHSTAR HEALTHCARE HOLDINGS, INC., a company incorporated under the laws of State of Delaware ("Holdings").

A. On the Initial Purchase Date (as such term is defined hereinafter) Northstar wishes to purchase from Holdings and Holdings wishes to sell to Northstar 97,032 Class A Units (the "Initial Class A Units") of Northstar Healthcare Acquisitions, L.L.C. ("Acquisitions"), a limited liability company formed under the laws of the State of Delaware, on the terms and subject to the conditions set forth herein.

B. On the Additional Purchase Date (as such term is defined hereinafter) Northstar wishes to purchase from Holdings and Holdings wishes to sell to Northstar, in the aggregate, up to 13,882 Class A Units (the "Additional Class A Units" and, together with the Initial Class A Units, the "Class A Units") of Acquisitions, on the terms and subject to the conditions set forth herein.

C. On the Mandatory Repurchase Date and/or each Optional Repurchase Date (as such terms are defined hereinafter) Holdings wishes to repurchase from Northstar and Northstar wishes to resell to Holdings the Class A Units, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Holdings and Northstar hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The following terms, whenever used in this Agreement have the meanings set forth below or in the Sections of this Agreement indicated below:

"*Acquisitions*" has the meaning set forth in the recitals hereto.

"*Additional Class A Units*" has the meaning set forth in the recitals hereto.

"*Additional Closing*" shall have the meaning set forth in Section 2.04(a).

"*Additional Purchase Date*" shall have the meaning set forth in Section 2.04(a).

"*Additional Purchase Price*" means, with respect to any purchase of Additional Class A Units, an amount equal to the product of (x) the number of Additional Class A Units purchased on the relevant Additional Purchase Date, and (y) the Unit Price.

"*Additional Subscription Note*" means any promissory note or notes made by Holdings in favor of Acquisitions in payment of the subscription price of any Additional Class A Units issued by Acquisitions on or after the Initial Closing Date.

"*Agreement*" means this Sale and Repurchase Agreement, as the same may be amended, modified or restated from time to time.

"*Asset Disposition*" means any sale, lease, transfer or other disposition (in any of one or a series of related sales, leases, transfers or dispositions) by any of Holdings or the Guarantor (each referred to for the purposes of this definition as a "disposition") of (a) any equity interest in the Guarantor, or (b) any other assets of Holdings or the Guarantor outside of the ordinary course of business, provided that any such disposition for proceeds, or having an aggregate value, in excess of US$10,000,000.00 shall be deemed to be outside the ordinary course of business, but excluding any such disposition to Holdings or the Guarantor, as applicable.

"*Business Day*" means a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed or any day on which the Federal Reserve Banks are closed.

"*Capital Lease*" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"*Capital Lease Obligation*" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

"*Capital Stock*" means, (i) with respect to a corporation, any series or class of capital stock (whether common or preferred), (ii) with respect to a partnership, partnership interests (whether general or limited), (iii) with respect to a limited liability company, membership interests (whether common or preferred), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"*Cash Interest Expense*" means, in respect of any Person, for any period, the total cash interest expense (including that attributable to Capitalized Lease Obligations) of such Person for such period with respect to all outstanding Debt of such Person (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs made or payments received of such Person under hedge agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that, in the case of Holdings, the definition "Cash Interest Expense" shall also include any and all dividend payments made by Acquisitions in respect of the Class A Units.

"*Class A Units*" has the meaning set forth in the recitals hereto.

"*Consolidated Debt-to-Equity Ratio*" means the ratio of (1) all Debt of Holdings and its Subsidiaries, on a consolidated basis on the relevant Test Date, to (2) the value of the

Equity Interests of Holdings and its Subsidiaries, on a consolidated basis on the same Test Date, all calculated in accordance with GAAP.

"*Consolidated Interest Coverage Ratio*" means the ratio calculated by dividing the EBITDA for Holdings and its Subsidiaries, on a consolidated basis for the four most recent calendar quarters ending on the relevant Test Date, by the Cash Interest Expense of Holdings, and its Subsidiaries, on a consolidated basis, for the same period.

"*Consolidated Leverage Ratio*" means the ratio of (1) all Debt of Holdings and its Subsidiaries, on a consolidated basis on the relevant Test Date, to (2) the EBITDA for Holdings and its Subsidiaries, on a consolidated basis for the four most recent calendar quarters ending on the same Test Date, all calculated in accordance with GAAP.

"*Control*", "*Controlled*" and similar expressions mean a relationship between two Persons wherein one of such Persons has the power, directly or indirectly, through the ownership of securities, by contract or otherwise, to direct the management and policies of the other Person, and includes, in the case of a corporation, the ownership, either directly or indirectly through one or more Persons, of securities of such corporation carrying sufficient votes to elect the majority of the directors of such corporation either under all circumstances or under some circumstances that have occurred and are continuing, other than securities held as collateral for a *bona fide* debt.

"*Debt*" means, for any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets, services, Capital Stock or other Equity Interests in a business, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of another Person secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed, (v) all capital lease obligations of such Person, (vi) all indebtedness evidenced by bonds, notes, debentures or similar instruments, and (vii) all guarantees of any obligations that constitute Debt of another Person; provided that, in the case of Holdings, the definition "Debt" (a) shall also include all repurchase obligations of Holdings under this Agreement, and (b) shall not include (1) any obligation of Holdings to any of its subsidiaries (2) any liability for Federal, state, local or other taxes owed or owing, or (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

"*Distributions*" means with respect to any Person, the amount of (i) any dividend or other distribution on issued shares, units or other equity or debt securities of the Person or any of its Subsidiaries; (ii) distributions by a Person (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any ownership interest in such Person (including but not limited to, capital stock) or of any warrants, options or other rights to acquire any such interest (or any payments to any Person, such as any "phantom stock" payments, where the amount thereof is calculated with reference to fair market or equity value of such Person); (iii) any principal payment on, or defeasance of, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated indebtedness that is held by such Person, other than Holdings or another Guarantor; (iv) dividends or distributions solely in the form of Equity Interests or repurchases of Equity Interests which may be deemed to occur upon exchange or exercise of other outstanding Equity Interests; and (v) the redemption, repurchase or other acquisition for

value of Capital Stock of Holdings representing fractional shares of such capital stock in connection with a merger, consolidation, amalgamation or other combination involving Holdings.

"*EBITDA*" means, as to any Person, with reference to any period, net income of such Person for such period plus the sum of all amounts deducted in arriving at such net income amount in respect of (a) Cash Interest Expense for such period, (b) federal, state, and local income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.

"*Environmental Laws*" means any Law, which, in each case, relates to or otherwise imposes liability or standards of conduct concerning discharges, spills, releases or threatened releases of noises, odors or any Substances into, or the presence of noises, odors or any Substances in, ambient air, ground or surface water or land, municipal or other works (including sewers and storm drains) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, discharge, release, disposal, clean-up, transport or handling of Substances, as now or at any time hereafter in effect.

"*Equity Interests*" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"*Event of Bankruptcy*" means: (a) Holdings or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; (b) an involuntary case or other proceeding shall be commenced against Holdings or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; (c) an order for relief shall be entered against Holdings or any of its Subsidiaries under the United States Federal bankruptcy laws as now or hereafter in effect; or (d) Holdings or any of its Subsidiaries shall fail generally to, or admit in writing its inability to, pay its debts as they become due.

"*Event of Default*" has the meaning set forth in Section 8.01(a) herein.

"*Financial Model*" means a seventeen year IPO financial projection model for Northstar and its subsidiaries on a consolidated basis.

"*GAAP*" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"*Governmental Authority*" means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

"*Governmental Authorization*" means any consent, authorization, approval, license, exemption, permit or franchise of any Governmental Authority.

"*Governmental Filing*" means any filing, application, registration or notice to or with any Governmental Authority.

"*Governmental Requirement*" means any judgment, proclamation, decree, edict, injunction, order, ruling, code, statute, act, rule, regulation, ordinance or other law, or any requirement having the effect of any of the foregoing, of any Governmental Authority.

"*Guarantor*" means Acquisitions.

"*Guaranty*" means that certain Guaranty made by the Guarantor dated as of the date hereof in favor of Northstar.

"*Hedge Agreement*" means any foreign currency contract, foreign currency, interest or commodity swap or other currency hedging arrangement of Holdings or the Guarantor entered into in the ordinary course of business and not for speculative purposes.

"*Holdings*" has the meaning set forth in the recitals hereto.

"*Initial Class A Units*" has the meaning set forth in the recitals hereto.

"*Initial Closing*" shall have the meaning set forth in Section 2.02(a).

"*Initial Purchase Date*" shall have the meaning set forth in Section 2.02(a).

"*Initial Purchase Price*" means $97,032,000.00.

"*Initial Subscription Note*" means that certain promissory note dated May 17, 2007, made by Holdings in favor of Acquisitions in the face principal amount of $97,032,000.00 in payment of the subscription price of the Initial Class A Units.

"*Investments*" means all investments by Holdings or the Guarantor in other Persons in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Debt, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

"*Law*" means, collectively, any and all international, federal, state and local laws, statutes, acts, treaties, codes, ordinances, rules, regulations and administrative or judicial precedents or authorities (including any judgment, proclamation, decree, edict, injunction, ruling, action or administration by any Governmental Authority) binding on or affecting the Person referred to in the context in which the term is used.

"*Lien*" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided, however, that the restrictions on transfer in respect of the Class A Units set forth in Section 7.01 shall not constitute a Lien.

"*Mandatory Repurchase Closing*" has the meaning set forth in Section 3.01(b).

"*Mandatory Repurchase Date*" means the earliest of (i) the twelfth anniversary of the Initial Closing Date (or if such date is not a Business Day, the next succeeding Business Day, (ii) the date on which an Event of Bankruptcy occurs, or (iii) the second Business Day following the date upon which Northstar delivers to Holdings a Repurchase Demand Notice pursuant to the last paragraph of Section 8.01(a).

"*Net Worth*" at a particular date, shall mean (a) the aggregate amount of all assets of Holdings as may properly be classified as such in accordance with GAAP consistently applied and such other assets as are properly classified as "intangible assets", less (b) the aggregate amount of all Debt of Holdings, less (c) the aggregate amount of all loans of Holdings to any Person other than the Guarantor.

"*Northstar*" has the meaning set forth in the recitals hereto.

"*Optional Repurchase*" has the meaning set forth in Section 3.02(a).

"*Optional Repurchase Closing*" has the meaning set forth in Section 3.02(b)(i).

"*Optional Repurchase Fee*" has the meaning set forth in Section 3.02(b)

"*Optional Repurchase Date*" means any date specified by Holdings to Northstar in writing as the date on which Holdings will repurchase Class A Units in the number specified therein pursuant to Section 3.02; provided, that no Optional Repurchase Date shall be specified or occur prior to the seventh anniversary of the Initial Closing Date.

"*Organizational Documents*" means (i) with respect to any corporation, its by-laws, constitution, memorandum and articles of association, certificate of incorporation and/or certificate(s) of change of name, as applicable, (ii) with respect to any partnership, its certificate of limited partnership and its partnership agreement(s), (iii) with respect to any limited liability company, its articles of organization and operating agreement, and (iv) with respect to any other Person, all instruments and agreements under which it is operating or organized, in each case as the same may be amended, modified or restated from time to time.

"*Permitted Debt*" means (i) Debt outstanding as of the date of this Agreement; (ii) Debt of Holdings or any Guarantor to Holdings or any Guarantor; (iii) Debt evidenced by the Transaction Documents, (iv) Debt in an aggregate amount of not more than $10,000,000.00 or otherwise permitted by Northstar, in its sole discretion.

"*Permitted Investments*" means investments of Holdings and the Guarantor (i) existing on the Initial Closing Date (ii) within the ordinary course of business (iii) not exceeding $10,000,000.00 in the aggregate or (iv) or otherwise permitted by Northstar, in its sole discretion.

"*Permitted Liens*" means (a) Liens in favor of Northstar, (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Holdings; provided, that, (i) such Lien shall not impair or otherwise adversely affect the validity or the priority of the Liens in favor of Northstar or result in a material adverse affect on the value of the assets in which Northstar has such a Lien, and (ii) a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed to Northstar, the existence of which Northstar has consented to in writing; (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (f) Liens arising by virtue of the rendition, entry or issuance against Holdings, or any property of Holdings, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being properly contested and (ii) is at all times junior in priority to any Liens in favor of Northstar; (g) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by Holdings.

"*Person*" means any individual, trustee, receiver, conservator, custodian, corporation, limited liability company, partnership, association, company, joint-stock company, trust, business trust, estate, joint venture or any other entity or any Governmental Authority, regardless of whether such entity has separate legal personality.

"*Proceeding*" has the meaning set forth in Section 9.12.

"*Purchase Price*" means an amount equal to the sum of (x) the Initial Purchase Price, and (y) the Additional Purchase Price.

"*Repurchase Date*" means a Mandatory Repurchase Date or Optional Repurchase Date, as applicable.

"*Repurchase Demand Notice*" has the meaning set forth in Section 8.01(a).

"*Repurchase Price*" means, with respect to any repurchase of any Class A Units by Holdings pursuant to Section 3.01, Section 3.02 or Section 8.01, an amount equal to: (1) as of the applicable Repurchase Date, an amount that results in Northstar realizing an internal rate of return of 11.10% per annum (calculated after giving effect to all dividends received by Northstar in respect of the Class A Units) on the portion of the Purchase Price ratably allocated to such repurchased Class A Units, plus (2) if applicable, the Optional Repurchase Fee.

"*Subsidiary*" means, with respect to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

"*Substance*" means any substances or material which under any Environmental Law is defined to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "special waste", a "source of contamination" or a "source of a pollutant" and any substances or materials the concentration of which in soil, sediment, ground water or surface water are regulated under any Environmental Law.

"*Test Date*" means the last business day of each March, June, September and December, commencing June 30, 2007.

"*Transaction Agreements*" means this Agreement and the Guaranty.

"*Transaction Documents*" means, collectively, the Transaction Agreements and any other agreement, instrument, certificate or other document delivered by or on behalf of any of Holdings or Northstar pursuant to or in connection with any of the foregoing documents.

"*Transfer*" has the meaning set forth in Section 6.01.

"*Unit Price*" $1,000.00 for each Class A Unit.

"*US$*", "*US Dollars*" or "*$*" means the lawful currency for the time being in the United States of America.

Section 1.02. Terms Generally.

(a) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement, and all references to Articles and Sections shall be references to Articles and Sections of this Agreement unless otherwise expressly specified.

(c) Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

(d) The words "include", "includes" and "including" shall not be limiting, and shall be deemed in all instances to be followed by the phrase "without limitation".

(e) In this Agreement in the computation of periods of time (i) from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding" and (ii) references to "days elapsed" mean a calculation thereof including the first day of the relevant period but excluding the last day thereof, unless otherwise specified.

Section 1.03. Accounting Terms; GAAP. Except as expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. The financial statements and certificates to be furnished to Northstar in accordance with the provisions of Section 7.01 or otherwise in connection with this Agreement shall be made and prepared in accordance with GAAP consistently applied throughout the

periods involved and, except as otherwise specifically provided herein, all other accounting determinations hereunder shall utilize GAAP. That certain terms or computations are expressly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

ARTICLE II

INITIAL SALE OF MEMBERSHIP UNITS

Section 2.01. Purchase and Sale. On the basis of the representations and agreements herein contained, and subject to the terms and conditions set forth herein, Holdings shall sell to Northstar, and Northstar shall purchase from Holdings, the Initial Class A Units on the Initial Purchase Date and, if any, the Additional Class A Units on the Additional Purchase Date.

Section 2.02. Initial Closing. (a) The closing of the sale of the Initial Class A Units by Holdings to Northstar (the "Initial Closing") shall be held at such date and time agreed by Holdings and Northstar. The date and time on which the Initial Closing shall occur is referred to as the "Initial Purchase Date".

(b) At the Initial Closing, Holdings shall (i) deliver to Acquisitions for cancellation its certificate in respect of the Initial Class A Units, together with duly completed and executed transfer forms in respect of the Initial Class A Units, (ii) procure that the transfer of the Initial Class A Units by Holdings to Northstar is registered by Acquisitions and that Northstar is recorded as the holder of the Initial Class A Units in the register of Acquisitions and (iii) procure that Acquisitions delivers to Northstar (or to its order) a certificate evidencing the registration of the Initial Class A Units in the name of Northstar.

(c) Against delivery of the documents specified in Section 2.02(b) and subject to the satisfaction of the conditions of Section 2.03, Northstar shall pay to Holdings the Initial Purchase Price by transfer of immediately available funds to the account of Holdings as notified to Northstar prior to the Initial Closing.

Section 2.03. Conditions Precedent to Initial Closing.

(a) The obligation of Northstar to purchase the Initial Class A Units from Holdings at the Initial Closing shall be subject to the satisfaction (or written waiver by Northstar) of each of the following conditions:

(i) Holdings shall have acquired the Initial Class A Units from Acquisitions.

(ii) Holdings shall have delivered to Northstar a copy of this Agreement, duly executed by or on behalf of Holdings.

(iii) Holdings shall have delivered to Northstar a copy of the Guaranty, duly executed by or on behalf of the Guarantor.

(iv) Each of the representations and warranties of Holdings set forth in Article IV shall be true and correct on and as of the Initial Purchase Date.

(v) Holdings shall have delivered to Northstar: (A) a certificate of an officer, director or secretary of Holdings dated the Initial Purchase Date certifying (1) the signature and office of each officer or director executing this Agreement on behalf of Holdings and (2) that attached thereto are true and complete copies of each of the Organizational Documents of Holdings; and (B) a certificate of an officer, director or secretary of Acquisitions dated the Initial Purchase Date certifying that attached thereto are true and complete copies of each of the Organizational Documents of Acquisitions.

(vi) Holdings shall have delivered to Northstar, at Northstar's expense, such other documents, instruments and certificates as reasonably requested by Northstar, and all such documents, instruments and certificates shall be reasonably satisfactory in form and substance to Northstar.

(b) The obligation of Holdings to sell the Initial Class A Units to Northstar at the Initial Closing shall be subject to the satisfaction (or written waiver by Holdings) of each of the following conditions:

(i) Holdings shall have acquired the Initial Class A Units from Acquisitions.

(ii) Northstar shall have delivered to Holdings a copy of this Agreement, duly executed by or on behalf of Northstar.

(iii) Each of the representations and warranties of Northstar set forth in Article V shall have been true and correct on and as of the Initial Purchase Date.

(iv) Northstar shall have delivered to Holdings: a certificate of an officer, director or secretary of Northstar dated the Initial Purchase Date certifying (A) that the signature and office of each officer or director executing this Agreement on behalf of Northstar; and (B) that attached thereto are true and complete copies of each of the Organizational Documents of Northstar.

(v) Northstar shall have delivered to Holdings, at Holdings's expense, such other documents, instruments and certificates as reasonably requested by Holdings, and all such documents, instruments and certificates shall be reasonably satisfactory in form and substance to Holdings.

(vi) Northstar shall have delivered to Holdings the Financial Model, which shall be reasonably satisfactory in form and substance to Holdings.

Section 2.04. Additional Class A Units. (a) The closing of the sale of Additional Class A Units by Holdings to Northstar (the "Additional Closing") shall be held at such date and time agreed by Holdings and Northstar, but in no event shall the Additional Closing occur more than thirty (30) days following the Initial Closing. The date and time on which the Additional Closing shall occur is referred to as the "Additional Purchase Date".

(b) At the Additional Closing, Holdings shall (i) deliver to Acquisitions for cancellation its certificate in respect of the Additional Class A Units, together with duly completed and executed transfer forms in respect of the Additional Class A Units, (ii) procure that the transfer of the Additional Class A Units by Holdings to Northstar is registered by Acquisitions and that Northstar is recorded as the holder of the Additional Class A Units in the

register of Acquisitions and (iii) procure that Acquisitions delivers to Northstar (or to its order) a certificate evidencing the registration of the Additional Class A Units in the name of Northstar.

(c) Against delivery of the documents specified in Section 2.04(b) and subject to the satisfaction of the conditions of Section 2.05, Northstar shall pay to Holdings the Additional Purchase Price for the Additional Class A Units by transfer of immediately available funds to the account of Holdings as notified to Northstar prior to the Additional Closing.

Section 2.05. Conditions Precedent to the Additional Closing.

(a) The obligation of Northstar to purchase the Additional Class A Units from Holdings at the Additional Closing, if any, shall be subject to the satisfaction (or written waiver by Northstar) of each of the following conditions:

(i) Holdings shall have acquired the Additional Class A Units from Acquisitions.

(ii) Northstar shall have received from Holdings written confirmation of the exact number of Additional Class A Units to be purchased at the Additional Closing.

(iii) Each of the representations and warranties of Holdings set forth in Article IV shall be true and correct on and as of the Additional Purchase Date.

(b) The obligation of Holdings to sell the Additional Class A Units to Northstar at the Additional Closing, if any, shall be subject to the satisfaction (or written waiver by Holdings) of each of the following conditions:

(i) Holdings shall have acquired the Additional Class A Units from Acquisitions.

(ii) Each of the representations and warranties of Northstar set forth in Article V shall have been true and correct on and as of the Additional Purchase Date.

ARTICLE III

REPURCHASE OF MEMBERSHIP UNITS

Section 3.01. Mandatory Repurchase of Membership Units.

(a) On the Mandatory Repurchase Date, Northstar shall sell to Holdings, and Holdings shall purchase from Northstar, such number of Class A Units as shall not have been previously repurchased pursuant to Section 3.02 at a purchase price equal to the Repurchase Price. In the event of a liquidation, dissolution or winding up of Acquisitions, if Northstar receives less than the Repurchase Price (not taking into consideration any dividends paid on such liquidation, dissolution or winding up of Acquisitions) from Holdings, Holdings shall pay to Northstar an amount equal to the Repurchase Price for such Class A Units. Any dividends received by Northstar with respect to the Class A Units prior to the Repurchase Date shall be the property of Northstar and shall be retained by Northstar.

(b) Mandatory Repurchase Closing. The closing (the "Mandatory Repurchase Closing") for the mandatory repurchase and sale of the Class A Units pursuant to Section 3.01(a) shall be held on the Mandatory Repurchase Date at such place as shall reasonably be agreed by Holdings and Northstar. Northstar shall notify Holdings of the Repurchase Price at least three Business Days in advance of the Mandatory Repurchase Date.

(i) At the Mandatory Repurchase Closing, Northstar shall (A) deliver to Acquisitions for cancellation its certificate in respect of the Class A Units, together with duly completed and executed transfer forms in respect of the Class A Units, (B) procure that the transfer of the Class A Units by Northstar to Holdings is registered by Acquisitions and that Holdings is recorded as the holder of the Class A Units in the register of Acquisitions and (C) procure that Acquisitions delivers to Holdings (or to its order) a certificate evidencing the registration of the Class A Units being repurchased in the name of Holdings.

(ii) Against delivery of the documents specified in section 3.01(b)(i), Holdings shall pay to Northstar the Repurchase Price, by transfer of immediately available funds to the account of Northstar as notified to Holdings prior to the Mandatory Repurchase Closing.

Section 3.02. Optional Repurchase of Membership Units.

(a) Optional Repurchase. At any time on or after the seventh anniversary of the Initial Closing Date, Holdings shall have the right to purchase, and Northstar shall be obligated to sell, some or all of the Class A Units on the related Optional Repurchase Date at a purchase price equal to the Repurchase Price (an "Optional Repurchase").

(b) Optional Repurchase Closing.

(i) The closing (the "Optional Repurchase Closing") for the repurchase and sale of some or all of the Class A Units pursuant to Section 3.02(a) shall be held on the Optional Repurchase Date at such place as shall reasonably be agreed by Holdings and Northstar. Holdings shall give Northstar at least six (6) Business Days' prior written notice of the Optional Repurchase Date, which notice shall specify the number of Class A Units to be repurchased by Holdings. Northstar shall, not later than two (2) Business Days prior to the relevant Optional Repurchase Date, deliver to Holdings a reasonably detailed calculation of the Repurchase Price for the Class A Units to be repurchased as such Optional Repurchase Date.

(ii) At the Optional Repurchase Closing, Northstar shall (A) deliver to Acquisitions for cancellation its certificate in respect of the Class A Units being repurchased, together with duly completed and executed transfer forms in respect of such Class A Units, (B) procure that the transfer of such Class A Units by Northstar to Holdings is registered by Acquisitions and that Holdings is recorded as the holder of such Class A Units in the Register of Acquisitions and (C) procure that Acquisitions delivers to Holdings (or to its order) a certificate evidencing the registration of the Class A Units being repurchased in the name of Holdings.

(iii) Against delivery of the documents specified in Section 3.02(b)(ii), Holdings shall pay to Northstar the Repurchase Price, by transfer of immediately

available funds to the account of Northstar as notified to Holdings prior to the Optional Repurchase Closing.

In the event that Holdings elects to make an Optional Repurchase on or after the seventh anniversary of the Initial Closing Date but prior to the twelfth anniversary of the Initial Closing Date, such Optional Repurchase shall be subject to, and the Repurchase Price shall include, a fee (an "Optional Repurchase Fee") as set forth below:

Period	Optional Repurchase Fee (% of aggregate Unit Price of repurchased Class A Units)
Year 8 (seventh anniversary until eighth anniversary)	5.00%
Year 9 (eighth anniversary until ninth anniversary)	4.00%
Year 10 (ninth anniversary until tenth anniversary)	3.00%
Year 11 (tenth anniversary until eleventh anniversary)	2.00%
Year 12 (eleventh anniversary until twelfth anniversary)	1.00%

ARTICLE IV

REPRESENTATIONS OF HOLDINGS

Holdings hereby represents, with respect to itself, as of the date hereof, to Northstar that:

Section 4.01. Due Incorporation and Power. (a) Holdings is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Holdings has all requisite corporate power and authority to execute and deliver, and to incur and perform its obligations under, this Agreement.

Section 4.02. Authorization. The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby: have been duly authorized by Holdings, and no other proceeding on the part of Holdings is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.03. Binding Obligation. This Agreement has been duly executed and delivered by Holdings and constitutes a valid and binding obligation of Holdings enforceable

against Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

Section 4.04. Violations or Defaults. Neither the execution, delivery or performance by Holdings of this Agreement nor the consummation of the transactions contemplated hereby (i) contravene, conflict with, or result in a breach or violation of or default under, any currently existing Law applicable to it, its Organizational Documents, or any agreement, judgment, injunction, order, decree, indenture or instrument binding upon it or (ii) result in or require the creation or imposition of any Lien upon any of its property (other than as contemplated by this Agreement).

Section 4.05. Consents. No Governmental Authorization is required to be obtained by Holdings from, and no Governmental Filing is required to be made by Holdings with, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.06. Legal Proceedings. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal proceedings affecting Holdings or any of its Subsidiaries before any Governmental Authority which (i) questions or challenges the validity or enforceability of this Agreement or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000.00 which is not covered by insurance, (iii) individually or in the aggregate, if adversely determined, would impair the ability of Holdings to perform its obligations under this Agreement or the enforceability against Holdings of this Agreement, or (iv) requires filing with the SEC in accordance with its regulations.

Section 4.07. Acting as Principal. Holdings has entered into this Agreement as a principal, is not relying on any advice of the other party, has made the investment decision upon its own judgment and understands and is willing to assume the risks of the transactions contemplated by this Agreement.

Section 4.08. Taxes. Holdings and each of its Subsidiaries has timely filed with the appropriate Governmental Authority all tax returns that are required to have been filed in any jurisdiction (which tax returns are true, correct and complete in all material respects and have been prepared in accordance with applicable laws in all material respects), and has paid all taxes shown to be due and payable on such returns and all other taxes levied or assessed upon it or its property, assets or income to the extent such taxes have become due and payable and before they have become delinquent, except for any tax returns or taxes (i) the amount of which is not, individually or in the aggregate, material to the business of Holdings or any of its Subsidiaries or (ii) the amount, applicability or validity of which are currently being contested in good faith by appropriate proceedings and in accordance with applicable law need not be paid until the resolution of such proceedings and with respect to which Holdings or such Subsidiary has established adequate reserves in accordance with GAAP.

Section 4.09. Inspection. At all reasonable times Northstar shall have full access to and the right to audit, check, inspect and make abstracts and copies from Holdings's books, records, audits, correspondence and all other documentation relating to the operation of Holdings's business. Northstar and their agents may enter upon any of Holdings's premises at any time during business hours and at any other reasonable time, and from time to time, in each

case upon reasonable notice, for the purpose of inspecting any and all records pertaining to the operation of Holdings's business.

ARTICLE V

REPRESENTATIONS OF NORTHSTAR

Northstar hereby represents to Holdings as of the date hereof that:

Section 5.01. Good Standing and Power. (a) Northstar is duly incorporated, validly existing and in good standing under the laws of British Columbia.

(b) Northstar has all requisite corporate power and authority to execute and deliver, and to incur and perform its obligations under, this Agreement.

Section 5.02. Authorization. The execution, delivery and performance by Northstar of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Northstar, and no other proceeding on the part of Northstar is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.03. Binding Obligation. This Agreement has been duly executed and delivered by Northstar, and constitutes a valid and binding obligation of Northstar enforceable against Northstar in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

Section 5.04. Violations or Defaults. Neither the execution, delivery or performance by Northstar of this Agreement nor the consummation of the transactions contemplated hereby (i) contravene, conflict with, or result in a breach or violation of or default under, any currently existing Law applicable to it, its Organizational Documents, or any agreement, judgment, injunction, order, decree, indenture or instrument binding upon it or (ii) result in or require the creation or imposition of any Lien upon any of its property (other than as contemplated by this Agreement).

Section 5.05. Acting as Principal. Northstar has entered into this Agreement as a principal, is not relying on any advice of the other party, has made the investment decision upon its own judgment and understands and is willing to assume the risks of the transactions contemplated by this Agreement

Section 5.06. Consents. No Governmental Authorization is required to be obtained by Northstar and no Governmental Filing is required to be made by Northstar with, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.07. Legal Proceedings. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal proceedings affecting Northstar before any Governmental Authority which (i) questions or challenges the validity or enforceability of this Agreement or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000.00 which is not covered by insurance,

(iii) individually or in the aggregate, if adversely determined, would impair the ability of Northstar to perform its obligations under this Agreement or the enforceability against Northstar of this Agreement, or (iv) requires filing with the SEC in accordance with its regulations.

Section 5.08. Taxes. Northstar has timely filed with the appropriate Governmental Authority all tax returns that are required to have been filed in any jurisdiction (which tax returns are true, correct and complete and have been prepared in accordance with applicable laws in all material respects), and has paid all taxes shown to be due and payable on such returns and all other taxes levied or assessed upon it or its property, assets or income to the extent such taxes have become due and payable and before they have become delinquent, except for any tax returns or taxes (i) the amount of which is not, individually or in the aggregate, material to the business of Northstar or (ii) the amount, applicability or validity of which are currently being contested in good faith by appropriate proceedings and in accordance with applicable law need not be paid until the resolution of such proceedings and with respect to which Northstar has established adequate reserves in accordance with Canadian generally accepted accounting principles.

ARTICLE VI

COVENANTS OF NORTHSTAR

Section 6.01. Transfer Restrictions. Contemporaneously with the execution of this Agreement, Northstar is acquiring the Class A Units from Holdings. Except as set forth in Section 8.01(b), Northstar agrees not to assign, sell, hypothecate, pledge or otherwise transfer (each, a "Transfer") all or any portion of the Class A Units to any Person other than Holdings unless: (i) Northstar has obtained, at Northstar's expense, the prior written consent of Holdings to such Transfer, and (ii) the prospective transferee has first agreed in writing to be bound by, and duly and timely perform, the obligations of Northstar under this Agreement.

Section 6.02. Delivery of Membership Units. Northstar agrees to deliver the Class A Units on the Mandatory Repurchase Closing or the Optional Repurchase Closing, as the case may be, free and clear of all Liens (other than any Liens arising out of Holdings's pledge of its rights under this Agreement).

Section 6.03. Withholding. On or before the effective date of this Agreement, Northstar agrees that it will deliver to Holdings two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN (with any applicable attachments), or any subsequent replacement or substitute form thereof. Northstar further undertakes to deliver to Holdings two (2) additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Holdings, in each case, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent Northstar from duly completing and delivering any such form with respect to it.

ARTICLE VII

COVENANTS OF HOLDINGS

Section 7.01. Affirmative Covenants. Holdings hereby covenants and agrees with Northstar that so long as this Agreement remains in effect it will:

(a) duly and punctually pay and cause to be paid to Northstar the Repurchase Price at the dates and places, in the currency and in the manner prescribed herein;

(b) cause the Guarantor to execute and deliver to Northstar the Guaranty and cause the Guaranty to remain in full force and effect for the benefit of Northstar;

(c) maintain its existence and carry on and conduct and cause to be carried on and conducted its business in a proper, efficient and business-like manner and in accordance with good business practice;

(d) keep proper books of account in accordance with GAAP;

(e) on or prior to May 1 of each year, furnish to Northstar copies of annual audited financial statements for Holdings and its Subsidiaries for the preceding year on a consolidated basis, which statements shall include a balance sheet, and related statements of operations, shareholders' equity and cash flows, in each case prepared in accordance with GAAP, certified by an officer of Northstar and reported on by an accounting firm approved by Northstar;

(f) within 45 days of the end of each calendar quarter, Holdings will deliver to Northstar a compliance certificate duly executed by an officer of Holdings, which compliance certificate will (i) set forth the calculation of, and certify compliance with, the financial covenants set forth in Section 7.03, and (ii) certify the absence of any default or Event of Default;

(g) notify Northstar in writing promptly upon becoming aware of any Event of Default hereunder and specify what action it is taking or proposing to take with respect thereto;

(h) give to Northstar written notice, including reasonably detailed particulars, of any action, suit or proceeding, commenced against Holdings or the Guarantor before any Governmental Authority which could reasonably be expected to result in any material adverse change in the business, operations, prospects, assets or condition, financial or otherwise, of Holdings, on a consolidated basis;

(i) keep at all times all of its properties which are of an insurable nature insured against loss or damage with reputable insurers to the extent that property of similar character is usually so insured by companies similarly situated and owning like properties in accordance with good business practice;

(j) pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon Holdings or the Guarantor, as the case may be, or upon the income, profits or property of Holdings or the Guarantor, as the case may be, and (ii) all material and lawful claims for labor, materials and supplies which, if unpaid, might by Law become a Lien upon the property of Holdings or the Guarantor, as the case may be; provided, however, that Holdings

and the Guarantor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings;

(k) comply in all material respects with all Laws applicable to its respective properties or any part thereof or to the operation of its business (including, without limitation, Environmental Laws), in any case, the non-compliance with which could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets or condition, financial or otherwise, of Holdings, on a consolidated basis;

(l) do, observe and perform or cause to be done, observed or performed all of its respective obligations, under all agreements, leases, contracts and indentures, in each case where non-compliance could reasonably be expected to give rise to a material adverse effect on the business, operations, prospects, assets, or condition, financial or otherwise of Holdings, on a consolidated basis;

(m) use the proceeds from the sale of the Initial Class A Units solely for the purpose of repaying the Initial Subsrciption Note in full;

(n) use the proceeds from the sale of the Additional Class A Units solely for the purpose of repaying the Additional Subscription Note in full; and

(o) promptly upon the request of Northstar, which in any event shall not occur more than once per year, obtain appraisals on all of its property, the results of which shall be satisfactory in form and substance to Northstar.

Section 7.02. Negative Covenants. Without the prior written consent of Northstar, Holdings hereby covenants and agrees with Northstar that so long as this Agreement remains in effect, Holdings shall not, and shall not permit the Guarantor to:

(a) cease to carry on its business or make any material change in the nature of its business;

(b) contract, create, incur, assume or suffer to permit to exist any Lien with respect to its property of any kind (including, without limitation, Equity Interests), whether real or personal, tangible or intangible and whether now owned or hereafter acquired, except for Permitted Liens;

(c) incur any Debt other than Permitted Debt and only if Holdings, on a consolidated basis, is in compliance with the covenants set forth in Section 7.03 herein at the time of, and after giving effect to, such incurrence of Debt;

(d) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary may merge into Holdings in a transaction in which Holdings is the surviving corporation or merge into any other Subsidiary in a transaction in which the surviving entity is the Guarantor;

(e) unless otherwise consented to by Northstar in writing, such consent not to be unreasonably withheld, amend or modify, or waive any term of or any default or non-compliance with, the provision of any contract that is material to the business of Holdings or any Guarantor,

or release, assign, terminate or fail to take any action to enforce any such material contract, unless such amendment, waiver, release, assignment, termination or failure would not have a material adverse effect on the business of Holdings or any Guarantor, taken as a whole;

(f) enter into any transaction with Holdings, any Guarantor, or any Subsidiary thereof except on an arm's length basis or except as expressly permitted under the terms of this Agreement;

(g) with respect to Holdings, directly or indirectly declare, pay or make any Distributions, other than to Northstar as contemplated by the Transaction Documents and only if Holdings, on a consolidated basis, is in compliance with the covenants set forth in Section 7.03 herein at the time of, and after giving effect to, such Distribution;

(h) with respect to the Guarantor, directly or indirectly declare, pay or make any Distributions, and will not permit any of its Subsidiaries to directly or indirectly declare, pay or make any Distributions, unless, at the time of such Distribution no Event of Default will have occurred and be continuing or would occur as a consequence thereof and only if Holdings, on a consolidated basis, is in compliance with the covenants set forth in Section 7.03 herein at the time of, and after giving effect to, such Distribution;

(i) make any Asset Disposition; or

(j) make any Investments other than Permitted Investments and only if Holdings, on a consolidated basis, is in compliance with the financial covenants set forth in Section 7.03 before and after such Investment.

Section 7.03. Financial Covenants.

(a) Without the prior written consent of Northstar, Holdings hereby covenants and agrees with Northstar that so long as this Agreement remains in effect, Holdings shall not, directly or indirectly, permit on and as of any Test Date:

(i) the Consolidated Interest Coverage Ratio to be less than 1.25:1.00;

(ii) the Consolidated Debt-to-Equity Ratio to be greater than 4.25:1.00;

(iii) the Consolidated Leverage ratio to be greater than 6.00:1.00; or

(iv) Net Worth to be less than $20,000,000.00.

(b) The foregoing financial covenants shall be measured as of each Test Date.

ARTICLE VIII

REMEDIES

Section 8.01 (a) In the event that (each an "Event of Default"):

(i) Holdings fails to repurchase the Class A Units on the Mandatory Repurchase Date;

(ii) Acquisitions fails to pay, within 5 days of the due date thereof, dividends required to be paid in respect of the Class A Units;

(iii) a judgment or order for payment (other than judgments which are covered by enforceable insurance policies carried by solvent carriers) in excess of US$10,000,000 is rendered against Holdings or a Subsidiary of Holdings and either enforcement proceedings have been commenced or there is a period of 30 days during which a stay of proceedings is not in effect;

(iv) an Event of Bankruptcy shall occur;

(v) there shall be a breach of the financial covenants contained in Section 7.03;

(vi) Holdings or the Guarantor neglects to observe or perform any other covenant or condition contained herein or the Guaranty, respectively, to be observed or performed by it and, after notice in writing has been given by Northstar to Holdings or such Guarantor, as applicable, specifying such default and requiring Holdings or such Guarantor, as applicable, to rectify the same, Holdings or such Guarantor, if applicable, shall fail to rectify such default within a period of 60 days, or if such default is not capable of cure within such 60 day period, Holdings or such Guarantor fails to take steps to diligently cure such default within such period of 60 days and fails to rectify such default within an additional period of 30 days thereafter, or unless Northstar shall have agreed to a longer period, and in such event, within the period agreed to by Northstar;

(vii) if there occurs a material default by Holdings or a Subsidiary of Holdings under any contract material to the business of Holdings and the Guarantor, taken as a whole, which default is not rectified by Holdings or such Subsidiary within the time period specified to rectify the same within the applicable material contract; or

(viii) Any material provision of this Agreement or the Guaranty shall, for any reason other than in accordance with the terms thereof, cease to be valid and binding on Holdings or any Guarantor, as the case may be, or Holdings or any Guarantor shall so claim in writing to Northstar;

then, and in any such event, (A) if such event is an Event of Bankruptcy specified in paragraph (iv) above, the Mandatory Repurchase Date shall automatically be deemed to have occurred and the Repurchase Price shall be immediately due and payable, and (B) if such event is any other Event of Default, Northstar may, by notice to Holdings, declare the Repurchase Price to be immediately due and payable (such notice, a "Repurchase Demand Notice").

(b) Upon the occurrence of any Event of Default, Northstar shall have the right to proceed to enforce and protect its rights by any action, suit, exercise of remedies or proceeding authorized or permitted by law or equity. In the event that Holdings fails to pay the Repurchase Price on the Mandatory Repurchase Date, Northstar shall have the right, upon five (5) Business Days' prior written notice to Holdings, which the parties agree is commercially reasonable notice, to sell the Class A Units without the consent of Holdings in a commercially reasonable

manner and at such price or prices as may be obtainable on an arms-length basis. Any such sale shall be netted against the Repurchase Price then due from Holdings. Holdings shall remain liable to Northstar for any remaining amount owing to Northstar. In the event the proceeds from any such sale exceed the Repurchase Price, Northstar shall promptly remit such excess funds to Holdings. No remedy for the enforcement of rights of Northstar under this Article 8 shall be exclusive of or dependent on any other such remedy, but any one or more of such remedies may from time to time be exercised independently or in combination.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Further Assurances. From time to time after the date of execution of this Agreement, the parties hereto shall execute and deliver, or cause to be executed and delivered, such documents to the other party hereto and take such further action as such other party shall reasonably request to consummate and make effective the transactions contemplated by this Agreement.

Section 9.02. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

Section 9.03. Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received during business hours at the place of receipt if delivered by hand, facsimile transmission or by first class mail (registered, return receipt requested), properly addressed and postage prepaid:

If to Holdings, to:

Northstar Healthcare Holdings, Inc.
c/o Northstar Healthcare Inc.
4120 Southwest Freeway, Suite 150
Houston Texas, 77027

Attention: Chief Executive Officer
Facsimile: 713-355-8614

If to Northstar, to:

Northstar Healthcare Holdings, Inc.
4120 Southwest Freeway, Suite 150
Houston Texas, 77027

Attention: Chief Executive Officer
Facsimile: 713-355-8614

Such names and addresses may be changed by notice.

Section 9.04. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior agreements of the parties, oral or written, regarding such subject matter.

Section 9.05. Amendments. This Agreement may be amended only by a written instrument executed by the parties hereto.

Section 9.06. References; Headings. (a) All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.

(b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.07. Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile transmission), each of which shall be an original but all of which together shall constitute but one and the same instrument.

Section 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties and their respective successors and assigns.

Section 9.09. Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

Section 9.10. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11. Waiver; Specific Performance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach hereof or non-compliance herewith shall be held to be a waiver of any other or subsequent breach hereof or non-compliance herewith. The parties hereto agree that it may be impossible to measure in money the damages which will accrue to a party by reason of a failure of the other party to perform its respective obligations under Article II or Article III hereof. Accordingly, each party agrees that if a party institutes any action or proceeding to enforce the obligations of the other party under Article II or Article III hereof, to the extent permitted by applicable law, such other party hereby waives the claim or defense that the party who seeks specific performance has an adequate remedy at law, and the party against whom

specific performance is sought shall not plead in any such action or proceeding the defense that any such remedy exists at law.

Section 9.12. Submission to Jurisdiction. Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the Borough of Manhattan in respect of any action, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a "Proceeding") and each of the parties hereby irrevocably agrees, to the extent permitted by law, that all claims in respect of such action or proceeding may be heard and determined in such a court.

Section 9.13. No Third-Party Beneficiary. Except as otherwise expressly specified herein, this Agreement is made solely and specifically between and for the benefit of the parties hereto and no other Person shall have or be entitled to any rights hereunder on account of or as a third-party beneficiary or otherwise.

Section 9.14. Tax Treatment. Solely for U.S. federal income tax purposes, each of Holdings and Northstar agree to treat the sale of the Class A Units in accordance with Article II and the obligation of Holdings to repurchase such Class A Units in accordance with Article III as a financing transaction under the principles set forth in Revenue Ruling 74-27 and each party shall take such additional actions that may be required in connection therewith. In no event shall this provision be deemed or otherwise interpreted to modify, limit, release or waive any of the obligations of Holdings and Northstar under this Agreement.

Section 9.15. Payments Free of Taxes/Change in Tax Law.

(a) Any and all payments by or on account of any obligation of Holdings hereunder shall be made in accordance with any applicable withholding taxes and the form received under Section 6.03.

(b) Notwithstanding anything contained herein to the contrary, Holdings may, at its option, repurchase all of the Class A Units at any time upon not less than 30 nor more than 60 days prior notice, at a price equal to the Repurchase Price and without any Optional Repurchase Fee, at any point after, in the opinion of United States nationally recognized tax counsel, the Tax Treatment noted in Section 9.14 is no longer appropriate due to a change in the United States federal income tax laws or otherwise.

(c) Notwithstanding anything contained herein to the contrary, Northstar may, at its option, cause Holdings to repurchase all of the Class A Units at any time upon not less than 30 nor more than 60 days prior notice, at a price equal to the Repurchase Price and without any Optional Repurchase Fee, at any point after, in the opinion of nationally recognized Canadian tax counsel, the dividends paid on the Class A Units become subject to tax due to a change in the Canadian income tax laws or otherwise.

Section 9.16. Backup Security Interest. In order to preserve Northstar's rights under this Agreement in the event that a court or other forum recharacterizes the sale and repurchase transaction consummated pursuant to and in accordance with this Agreement as security for the performance by Holdings of all of its obligations under this Agreement, Holdings hereby grants to Northstar a perfected first priority security interest in all of Holdings' right, title and interest in and to the Class A Units and all proceeds thereof.

Section 9.17. Relationship Between Northstar and Holdings. Neither Northstar nor Holdings (a) is or shall be a trustee, nominee or agent for the other party, or (b) has or shall have any fiduciary obligations to the other party. This Agreement shall not be construed to create a partnership or joint venture between Northstar and Holdings.

Section 9.18. Jointly Drafted. This Agreement is the result of negotiations among, and has been reviewed by, each of the parties hereto and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties hereto, and Northstar and Holdings agree that no ambiguity contained herein or in any other Transaction Document shall be construed in favor of or against any Person.

Signatures follow on next page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

NORTHSTAR HEALTHCARE, INC.

By: ______________________
Name: Donald L. Kramer, M.D.
Title: Chief Executive Officer

NORTHSTAR HEALTHCARE HOLDINGS, INC.

By: ______________________
Name: Stewart A. Feldman
Title: Chairman and Chief Executive Officer

By: ______________________
Name: Donald L. Kramer, M.D.
Title: President